Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 30, 2023, except for the fourth paragraph of Note 17, as to which the date is June 20, 2023, with respect to the consolidated financial statements of Savers Value Village, Inc., formerly known as S-Evergreen Holding LLC (the “Company”), included in Amendment No. 10 to the Registration Statement on Form S-1 (No. 333-261850) of the Company and to the reference to our firm under the heading “Experts” in the prospectus included in Amendment No. 10 to the Registration Statement on Form S-1 (No. 333-261850).

/s/ KPMG LLP

Boise, Idaho

June 28, 2023